Certain confidential information contained in this document, marked by “[***]”, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type of information that the Company treats as private or confidential. Certain schedules (or similar attachments) also marked by “[***]” have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

AUXILIOR CAPITAL PARTNERS, INC.

AGREEMENT OF GUARANTY

THIS AGREEMENT OF GUARANTY (this “Guaranty”) is executed and delivered by DEPALMA ACQUISITION I LLC, DEPALMA ACQUISITION II LLC, MARBLEGATE CAPITAL CORPORATION and SEPTUAGINT SOLUTIONS LLC (collectively, the "Guarantor") in favor of AUXILIOR CAPITAL PARTNERS, INC., its successors and assigns ("Lender"), in connection with that certain Loan and Security Agreement No. 1019386, dated as of December 31, 2025, and each subsequently executed Promissory Note, each by and between Lender and those certain wholly owned subsidiaries (each, an “SPV”) of DePalma Acquisition II LLC set forth in the Agreement ("Borrower"), pursuant to which Borrower has borrowed or is to borrow certain funds from Lender, which indebtedness is or is to be evidenced thereby (all such promissory notes and agreements being herein collectively referred to as the "Agreement").

In order to induce Lender to enter into the Agreement (execution and delivery hereof being a condition precedent to Lender's obligations under the Agreement), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby UNCONDITIONALLY GUARANTEES:

(a) the prompt payment of all principal of and interest on the promissory note(s) issued pursuant to the Agreement when due, whether by acceleration or otherwise;

(b) the prompt performance by Borrower of all of its covenants and agreements in the Agreement; and

(c) the prompt payment at maturity by Borrower of any and all sums of money for which Borrower now is or may hereafter become indebted to Lender pursuant to the Agreement (collectively, the "Obligations").

1. This Guaranty is a continuing one and shall terminate only upon full payment of all sums due under the Agreement and the performance of all of the terms, covenants and conditions therein required to be kept, observed or performed by Borrower, including such payment and performance under all promissory notes executed pursuant to the Agreement, whether to be performed before or after the last payment has been made under the Agreement. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state. This Guaranty is a guaranty of prompt payment and performance (and not merely a guaranty of collection). Guarantor’s obligations hereunder are joint and several.

2. Guarantor authorizes Lender, with Borrower's consent where required, without notice or demand, and without affecting its liability hereunder, from time to time to: (a) change the amount, time or manner of payment of the sums required to be paid pursuant to the Agreement; (b) change any of the terms, covenants, conditions or provisions of the Agreement; (c) amend, modify, change or supplement the Agreement; (d) assign the Agreement or the sums payable under the Agreement; (e) consent to Borrower's assignment of the Agreement; (f) receive and hold security for the payment of this Guaranty or the performance of the Agreement, and exchange, enforce, waive and release any such security; and (g) apply such security and direct the order or manner of sale thereof as Lender in its discretion may determine.

3. Guarantor waives any right to require Lender to: (a) proceed against Borrower, any other guarantor or any other person directly or contingently liable for the payment of any of the Obligations; (b) proceed against or exhaust any security held from Borrower, any other guarantor or any other person directly or contingently liable for the payment of any of the Obligations; (c) pursue any other remedy in Lender's power whatsoever; or (d) notify Guarantor of any adverse change in Borrower’s financial condition or of any default by Borrower in the payment of any sums required to be paid pursuant to the Agreement or in the performance of any term, covenant or condition therein required to be kept, observed or performed by Borrower. Guarantor waives any defense arising by reason of any disability or other defense of Borrower, any lack of authority of Borrower with respect to the Agreement, the invalidity, illegality or lack of enforceability of the Agreement from any cause whatsoever, the failure of Lender to perfect or maintain perfection of any interest in any collateral, or the cessation from any cause whatsoever of the liability of Borrower, and any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against Guarantor; provided, however, that Guarantor does not waive any defense arising from the due performance by Borrower of the terms and conditions of the Agreement.

Upon demand, Guarantor agrees to pay and perform the Obligations regardless of any existing or future offset or claim which may be asserted by Guarantor. This Guaranty and Guarantor's payment obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or must otherwise be restored or returned

ACP – GUARANTY – CORPORATE LOAN AND SECURITY AGREEMENT – 10/2/25

by Lender, all as though such payment had not been made. Lender's good faith determination as to whether a payment must be restored or returned shall be binding on Guarantor. Until the payment and performance in full of all of the Obligations, Guarantor waives and shall have no right of subrogation against Borrower, and waives any right to enforce any remedy which Lender now has or may hereafter have against Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by Lender. Guarantor waives all presentments, demands for performance, notices of non‑performance, protests, notices of dishonor, and notices of acceptance of this Guaranty.

4. Guarantor represents and warrants to Lender that:

(a) Guarantor has the form of business organization, and is and will remain duly organized and validly existing in good standing under the laws of the jurisdiction, specified below the signature of Guarantor.

(b) The execution, delivery and performance hereof: (1) have been duly authorized by all necessary action consistent with Guarantor’s form of organization; (2) do not require any approval or consent of any stockholder, member, partner, trustee or holder of any obligations of Guarantor except such as have been duly obtained; and (3) do not and will not contravene any law, governmental rule, regulation or order now binding on Guarantor, or the organizational documents of Guarantor, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Guarantor under, any indenture, mortgage, contract or other agreement to which Guarantor is a party or by which it or its property is bound.

(c) The financial statements of Guarantor (copies of which have been furnished to Lender) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly present Guarantor's financial condition and the results of its operations as of the date of and for the period covered by such statements, and since the date of such statements there has been no material adverse change in such conditions or operations.

(d) This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided herein.

(e) There are no pending actions or proceedings to which Guarantor is a party, and there are no other pending or threatened actions or proceedings of which Guarantor has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect. As used herein, "Material Adverse Effect" shall mean (1) a materially adverse effect on the business, condition (financial or otherwise), operations, performance or properties of Guarantor, or on Lender’s rights and remedies under this Guaranty, or (2) a material impairment of the ability of Guarantor to perform its obligations under or to remain in compliance with this Guaranty. Further, Guarantor is not in default for the deferred purchase price of property or for the payment of any rent which, either individually or in the aggregate, would have the same such effect.

(f) Guarantor acknowledges and agrees that it will enjoy a substantial economic benefit by virtue of the extension of credit by Lender to Borrower pursuant to the Agreement.

5. Guarantor covenants and agrees that: (a) it will provide to Lender: (1) as soon as available, and in any event within one hundred (120) days after the last day of each fiscal year of Guarantor, a copy of the balance sheet of Guarantor as of the end of such fiscal year, and related statements of income and retained earnings of Guarantor for such fiscal year, all in reasonable detail and of a scope consistent with Lender’s policy as prepared in accordance with generally accepted accounting principles consistently applied and certified by an independent certified accounting firm of recognized standing (if applicable) or certified by either the Treasurer, Chief Financial Officer, President or Owner of Guarantor, and which is reasonably acceptable to Lender, each on a comparative basis with corresponding statements for the prior fiscal year; and (2) upon the written request of Lender, a copy of the balance sheet of Guarantor as of the end of each fiscal quarter, and statements of income and retained earnings covering the fiscal year to date of Guarantor, each on a comparative basis with the corresponding period of the prior year, all in reasonable detail and certified by either the Treasurer, Chief Financial Officer, President or Owner of Guarantor; (b) it will promptly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender from time to time may reasonably request in order to carry out the intent and purpose of this Guaranty and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; (c) it has been advised by Lender that the USA Patriot Act establishes minimum standards of account information to be collected and maintained by Lender, and that to help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account; and specifically, this means that when Guarantor executes this Guaranty, Lender may ask for Guarantor’s name and address, the date of birth of the officers executing this Guaranty, and other information that will allow Lender to identify Guarantor; and that Lender may also ask to see the driver’s license or other identifying documents of the officers of Guarantor executing this Guaranty; and (d) Guarantor is and will remain in full compliance with all Applicable Laws including, without limitation, ensuring that (i) no Covered Entity: (x) is a Sanctioned Person; (y) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (z) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or

ACP – GUARANTY – CORPORATE LOAN AND SECURITY AGREEMENT – 10/2/25

Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the proceeds of any loan under the Agreement will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (iii) the funds used to repay any loan under the Agreement are not derived from any unlawful activity; and (iv) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Guarantor covenants and agrees that it shall promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event. As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (A) U.S. Treasury Department/Office of Foreign Assets Control, (B) U.S. Treasury Department/Financial Crimes Enforcement Network, (C) U.S. State Department/Directorate of Defense Trade Controls, (D) U.S. Commerce Department/Bureau of Industry and Security, (E) U.S. Internal Revenue Service, (F) U.S. Justice Department, and (G) U.S. Securities and Exchange Commission; “Covered Entity” means Guarantor, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Guarantor acting in any capacity in connection with this Guaranty; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including, but not limited to, the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

6. A default shall be deemed to have occurred hereunder ("Default") if: (a) breach by Guarantor of its covenant pursuant to Section 5(d) hereof or failure to satisfy the requirements of any financial covenants set forth herein or in any Rider attached hereto; (b) Guarantor shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it hereunder and such failure shall continue unremedied for a period of thirty (30) days after the earlier of the actual knowledge of Guarantor or written notice thereof to Guarantor by Lender; (c) a payment or other default by Guarantor under any loan, lease, guaranty or other financial obligation to Lender or its affiliates which default entitles the other party to such obligation to exercise remedies; (d) a payment or other default by Guarantor under any material loan, lease, guaranty or other material financial obligation to any third party which default has been declared; (e) an inaccuracy in any representation or breach of warranty by Guarantor (including any false or misleading representation or warranty) in any financial statement or any other document, including any omission of any substantial contingent or unliquidated liability or claim against Guarantor; (f) the failure by Guarantor generally to pay its debts as they become due or its admission in writing of its inability to pay the same, or the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of this Guaranty or the Agreement in any such proceeding; (g) Guarantor shall (1) enter into any transaction of merger or consolidation where Guarantor is not the surviving entity (such actions being referred to as an "Event"), unless the surviving entity is organized and existing under the Laws of the United States or any state, and prior to such Event: (A) such person executes and delivers to Lender (x) an agreement satisfactory to Lender, in its sole discretion, containing such person's effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of Guarantor's obligations having previously arisen, or then or thereafter arising, under this Guaranty, and (y) any and all other documents, agreements, instruments, certificates, opinions and filings requested by Lender; and (B) Lender is satisfied as to the creditworthiness of such person, and as to such person's conformance to the other standard criteria then used by Lender when approving transactions similar to the transactions contemplated in this Guaranty; (2) cease to do business as a going concern, liquidate, or dissolve; or (3) sell, transfer, or otherwise dispose of all or substantially all of its assets or property; (h) if Guarantor is privately held and effective control of Guarantor's voting capital stock/membership interests/partnership interests, issued and outstanding from time to time, is not retained by the present holders (unless Guarantor shall have provided thirty (30) days' prior written notice to Lender of the proposed disposition and Lender shall have consented thereto in writing); (i) if Guarantor is publicly held and there is a material change in the ownership of Guarantor’s capital stock, unless Lender is satisfied as to the creditworthiness of Guarantor and as to Guarantor's conformance to the other standard criteria then used by Lender for such purpose immediately thereafter; or (j) the occurrence of an event which has a Material Adverse Effect.

Upon a Default hereunder, Lender may, at its option, declare this Guaranty to be in default by written notice to Guarantor (without election of remedies), and at any time thereafter, may do any one or more of the following, all of which are hereby authorized by Guarantor:

A. declare the Agreement to be in default and thereafter sue for and recover all liquidated damages, accelerated payments and/or other sums otherwise recoverable from Borrower thereunder; and/or

B. sue for and recover all damages then or thereafter incurred by Lender as a result of such Default; and/or

C. seek specific performance of Guarantor's obligations hereunder.

ACP – GUARANTY – CORPORATE LOAN AND SECURITY AGREEMENT – 10/2/25

In addition, Guarantor shall be liable for all reasonable attorneys' fees and other costs and expenses incurred by reason of any Default or the exercise of Lender's remedies hereunder and/or under the Agreement. No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time.

The failure of Lender to exercise the rights granted hereunder upon any Default by Guarantor shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default.

The obligations of Guarantor hereunder are independent of the obligations of Borrower. A separate action or actions may be brought and prosecuted against Guarantor whether an action is brought against Borrower or whether Borrower be joined in any such action or actions.

7. GUARANTOR AGREES THAT THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF LENDER AND GUARANTOR HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. Guarantor agrees that any action or proceeding arising out of or relating to this Guaranty may be commenced in any state or federal court in the State of New York; and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address hereinafter set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York.

8. (a) Any and all payments to Lender by Guarantor hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings prescribed under the laws of the United States (other than federal income taxes), any foreign country or a political subdivision thereof, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Guarantor shall make such deductions, and (iii) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, Guarantor agrees to pay any present or future stamp or documentary taxes, recording or filing fees or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery or otherwise with respect to this Guaranty (hereinafter referred to as “Other Taxes”).

(c) Guarantor shall indemnify Lender for the net amount of Taxes or Other Taxes (including penalties, interest, additions to tax and related expenses) imposed by any taxing jurisdictions on amounts payable under this Guaranty (including amounts payable under this sentence), whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor. Lender agrees to take (at the expense of Guarantor) such actions as Guarantor may reasonably request to mitigate or reduce Guarantor’s liability under this Section, which actions do not, in the good faith opinion of Lender result in any material adverse tax or other consequences to Lender. The calculation of any amounts due under this Section shall be made by Lender, and shall be binding absent manifest error.

(d) Within thirty (30) days after the date of any payment of Taxes subject to indemnity by Guarantor, Guarantor will furnish to Lender, at its principal office, the original or a certified copy of a receipt evidencing payment thereof.

9. Guarantor shall make all payments due hereunder in Dollars and this obligation shall not be discharged by any tender or judgment which is expressed in or converted into any currency other than Dollars, except to the extent resulting in the actual receipt by Lender of the full amount of Dollars payable hereunder. Such obligation to pay in Dollars shall be enforceable as an additional cause of action to recover in Dollars the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars payable hereunder.

10. The obligations of Guarantor under this Guaranty may not be assigned or delegated without the prior written consent of Lender. This Guaranty shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors and permitted assigns of Guarantor.

ACP – GUARANTY – CORPORATE LOAN AND SECURITY AGREEMENT – 10/2/25

11. All notices hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by email, or sent by certified mail, return receipt requested, addressed as follows:

If to Guarantor: Marblegate Capital Corporation

5 Greenwich Office Park

Suite 400

Greenwich, CT 06831

email: [***]

If to Lender: Auxilior Capital Partners, Inc.

620 West Germantown Pike

Suite 450

Plymouth Meeting, PA 19462

email: [***]

or to such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

12. This Guaranty constitutes the entire agreement between the parties with respect to the subject matter hereof and shall not be rescinded, amended or modified in any manner except by a document in writing executed by both parties. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH GUARANTOR MAY BE A PARTY ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS GUARANTY.

IN WITNESS WHEREOF, Guarantor has executed this Agreement of Guaranty, under seal, as of December 31, 2025.

DEPALMA ACQUISITION I LLC

By: /s/ Michael Hutchby

Name: Michael Hutchby

Title: CFO

DEPALMA ACQUISITION II LLC

By: /s/ Michael Hutchby

Name: Michael Hutchby

Title: CFO

MARBLEGATE CAPITAL CORPORATION

By: /s/ Michael Hutchby

Name: Michael Hutchby

Title: CFO

SEPTUAGINT SOLUTIONS LLC

By: DePalma Acquisition II, LLC, its sole member

By: /s/ Michael Hutchby

Name: Michael Hutchby

Title: CFO

ACP – GUARANTY – CORPORATE LOAN AND SECURITY AGREEMENT – 10/2/25